EXHIBIT 10.5

SECOND AMENDMENT TO THE 2005 AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

Second Amendment, dated as of December 26, 2006 (this “Amendment”), to the 2005 Amended and Restated Employment Agreement, dated as of April 15, 2005, by and between Avatar Properties Inc., a Florida corporation (the “Company”), and Michael F. Levy (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company and the Employee entered into the 2005 Amended and Restated Employment Agreement, dated as of April 15, 2005, and the first amendment thereto, dated as of September 28, 2005 (as amended, the “Agreement”); and

WHEREAS, the Company and the Employee desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the Company and the Employee, intending to be legally bound, hereby agree as follows:

1. Clause (ii) of Section 3(b) of the Agreement is hereby amended by deleting the following phrase:

“, but no later than thirty (30) days after the end of each calendar year in respect of which the Annual Bonus is earned”

2. The heading to Section 6(f) of the Agreement is hereby deleted and replaced in its entirety with the following:

“Change in Control; Termination Upon the Retention Date; Excise Taxes Upon Change in Control.”

3. The following subparagraph (iii) is hereby added to Section 6(f) of the Agreement:

“(iii) If the Employee becomes entitled to any payment, benefit or distribution (or combination thereof) by the Company or any other Avatar Entity, whether paid or payable pursuant to this Agreement or any other plan, arrangement, or agreement with the Company or any other Avatar Entity (the “Payments”), which are or become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), the Payments shall be reduced by an amount not to exceed $250,000 until no portion of such Payments would be subject to Excise Tax. Notwithstanding the foregoing, if the reduction in the Payments required so that no portion of the Payments are subject to the Excise Tax would be greater than $250,000, then the Employee in his sole discretion may elect whether or not to reduce the Payments to avoid the Excise Tax. In such case, if the Employee elects not to reduce the Payments then the Employee shall be responsible for the payment of the Excise Tax.”

4. Except as expressly set forth herein, the Agreement remains unmodified and in full force and effect.

5. This Amendment shall be subject to, and governed by, the laws of the State of Florida applicable to contracts made and to be performed in the State of Florida, regardless of where the Employee is in fact required to work.

6. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

AVATAR PROPERTIES INC.

By:	/s/ Gerald D. Kelfer

Name:Gerald D. Kelfer Title:Chairman of the Board

/s/ Michael F. Levy

Michael F. Levy